MONTHLY REPORT - OCTOBER, 2007

                            Providence Select Fund, LP
              The net asset value of a unit as of October 31, 2007
                   was $ 864.61, up 2.1% from $ 846.47 per unit
                               as of September 30, 2007.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (2,965.299 units)at            $ 2,510,033.83          2,000.00
   September 30, 2007
Addition of 439.52 units on October 1,             372,039.09      3,334,332.21
   2007
Redemption of 0.00 units on October 31,                    0         (27,288.47)
   2007
Net Income (Loss)                                   61,769.61       (365,201.21)
                                               ---------------     -------------
Ending Net Asset Value (3,404.819 units)      $  2,943,842.53      2,943,842.53
   on October 31, 2007                         ===============     =============
Net Asset Value per Unit at                   $        864.61
October 31, 2007


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $ (46,706.51)    (333,467.89)

      Change in unrealized gain (loss) on open       147,891.72      208,353.20
         contracts

   Interest income                                     8,191.72       52,400.98
                                                   =============    ============
Total: Income                                        109,376.93      (72,713.71)

Expenses:
   Brokerage commissions                              13,607.84       75,987.93

   Operating expenses                                 20,165.85      115,656.78

   Incentive fee                                             0        26,850.72

   Management fee                                      5,611.36       31,489.89

   Continuing service fee                              8,222.27       42,502.18

   Organizational & offering expenses                        0               0
                                                  --------------    ------------
Total: Expenses                                       47,607.32      292,487.50
                                                  ==============    ============
Net Income (Loss) - October, 2007                 $    61,769.61    (365,201.21)



                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP